VALIDUS COMMENTS ON FEBRUARY 22, 2011 NEW ZEALAND EARTHQUAKE
AND FIRST QUARTER LOSS ACTIVITY

PEMBROKE, Bermuda, February 28, 2011 (BUSINESS WIRE) — Validus Holdings, Ltd. (NYSE: VR) (“Validus” or the “Company”) today commented on worldwide loss activity occurring in the first quarter of 2011, including the February 22, 2011 New Zealand earthquake.

February 22, 2011 New Zealand Earthquake. On February 22, 2011, an earthquake with a magnitude of 6.3 on the Richter Scale struck the South Island of New Zealand near Christchurch causing significant loss of life and damage to property (the “February 2011 New Zealand Earthquake”). Given the magnitude and recent occurrence of this event, there is a lack of data available from industry participants and clients, resulting in significant uncertainty with respect to potential insured losses, and also with respect to the Company’s potential losses from this event. However, based on current preliminary loss estimates from commercial catastrophe model vendors and the Company’s own internal analysis, the Company currently anticipates that the total insured industry loss from the February 2011 New Zealand Earthquake will be larger than the September 4, 2010 New Zealand earthquake which measured 7.1 in magnitude.

The Company has taken note of the preliminary loss estimates from commercial catastrophe model vendors and conducted an analysis of its exposed insurance and reinsurance contracts as well as the outward reinsurance, retrocession and industry loss warranty protections purchased by the Company. Based on this analysis, the Company believes that for insured industry losses ranging from NZ$8.0 billion to NZ$10.0 billion (approximately US$6.0 billion to US$7.5 billion at current exchange rates), the Company currently expects its loss from the February 2011 New Zealand Earthquake to be in the range of US$25.0 million to US$50.0 million.

First Quarter 2011 Loss Activity. Validus notes the prevalence of worldwide events which it currently expects to give rise to insured losses in the first quarter of 2011, including the January floods in Australia, Cyclone Yasi in Australia, civil unrest in Northern Africa and the Middle East, damage to an offshore energy platform and the above-mentioned February 2011 New Zealand Earthquake. Validus does not currently expect its aggregate losses arising from these events to have a material impact on its shareholders’ equity and after considering these events, the Company continues to expect to report positive net operating income for the three months period ending March 31, 2011. Net operating income is a non-GAAP financial measure which the Company defines as net income after taxes excluding net realized and unrealized investment gains (losses), foreign exchange gains (losses) and other non-recurring items.

The above estimates are based on Validus’ current evaluation of impacted contracts and information provided by customers and intermediaries. Validus’ actual losses from these events may vary materially from these estimates due to the uncertainties inherent in this preliminary information.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot Holdings”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot Holdings is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. For more information about Validus Holdings, Ltd. please visit www.validusholdings.com.

Cautionary Note Regarding Forward-Looking Statements

This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) the preliminary nature of reports and estimates of loss to date in connection with the February 2011 New Zealand Earthquake as well as other first quarter 2011 loss events; 2) the ongoing development of and uncertainty with respect to the severity of the February 2011 New Zealand Earthquake; 3) unpredictability and severity of catastrophic events; 4) rating agency actions; 5) adequacy of Validus’ risk management and loss limitation methods; 6) cyclicality of demand and pricing in the insurance and reinsurance markets; 7) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 8) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 9) adequacy of Validus’ loss reserves; 10) continued availability of capital and financing; 11) retention of key personnel; 12) competition; 13) potential loss of business from one or more major insurance or reinsurance brokers; 14) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 15) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 16) the integration of businesses Validus may acquire or new business ventures Validus may start; 17) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 18) acts of terrorism or outbreak of war; and 19) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.